UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Eddie Bauer Holdings, Inc.

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Eddie Bauer Reports ISS Recommends Stockholders Vote to Approve Company’s Slate of Directors, to Ratify Appointment of Independent Accounting Firm and to Approve Amended Stock Incentive Plan
REDMOND, WA, June 7, 2007-Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) announced that Institutional Shareholders Services (ISS), a leading independent proxy voting advisory firm, has changed its previous recommendation and is now advising its clients to approve the election of all nine members of the Board of Directors for one year terms and to ratify the appointment of the Company’s independent registered accounting firm. ISS continues to recommend approval of the 2007 amendment and restatement of the 2005 Eddie Bauer Holdings, Inc. Stock Incentive Plan.
On June 6, 2007, the Company sent a letter to ISS clarifying the nature of the tax fees paid by the Company to its independent registered public accounting firm in 2006. In its recommendation dated June 7, 2007, ISS concluded, “Previously, ISS did not support the ratification of the company’s auditors because other fees, given the disclosure available, represented more than 50% of total fees. Given the new disclosure, we are changing our vote recommendation to support the ratification of BDO Seidman as the company’s auditors for the current fiscal year. For similar reasons, ISS is changing its WITHHOLD vote recommendation of the Audit Committee members, and recommend a vote FOR independent outsiders John C. Brouillard, Laurie M. Shahon, and Kenneth M. Reiss.”
Stockholders with questions regarding the solicitation may contact Eddie Bauer’s proxy solicitor, D.F. King & Co., Inc. at (800) 431-9633.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 367 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Additional Information and Where to Find It
In connection with the solicitation of proxies, Eddie Bauer has filed a definitive proxy statement with the Securities and Exchange Commission. Eddie Bauer stockholders are urged to read the definitive proxy statement carefully, because it contains important information about Eddie Bauer and the 2007 annual stockholders meeting. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by contacting our proxy solicitor, D.F. King & Co. at (800) 431-9633.
Eddie Bauer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s stockholders in connection with the 2007 annual stockholders meeting. Information regarding Eddie Bauer’s directors and executive officers is set forth in the definitive proxy statement.
Contact:
Micheline Tang/Jim Fingeroth
Kekst and Company
212-521-4800